Exhibit 99.1

Enveric Biosciences CEO, Dr. Joseph Tucker, Provides 2021 Year in

Review and 2022 Outlook in Letter to Shareholders

NAPLES, Fla., January 18, 2022 /PRNewswire/ — Enveric Biosciences (NASDAQ: ENVB) (“Enveric” or the “Company”), a patient-centric biotechnology company, today released a letter to shareholders from Dr. Joseph Tucker, Chief Executive Officer of Enveric Biosciences.

Dear Enveric Shareholders and Partners:

Reflecting on 2021, I am both extremely impressed with all the accomplishments and progress made and humbled and energized to tackle the opportunities that lie ahead. 2021 was a foundational year that set the stage for our Company by assembling a talented and expert team to execute our strategy for the future. As we move forward in 2022, we find ourselves strategically positioned with a strengthened balance sheet, a deep bench of experienced industry professionals, a platform for new drug discovery, a robust IP portfolio and a growing pipeline of what we believe to be promising drug candidates. We are energized to engage with what I believe will be yet another transformative year for the company.

2021 Year in Review

Enveric launched as a patient-centric biotechnology company, employing innovation and scientific leadership as core principles. Notable highlights from 2021 include:

●	Capital Markets: Raised $25 million; added to AdvisorShares Psychedelics ETF (NYSE:PSIL)

●	M&A and Licensing: Acquired MagicMed Industries Inc.; Exclusively licensed novel molecules from Diverse Biotech

●	Platform Technology Development: Filed 15 patent applications with claims directed to millions of individual molecules; Launched PsyAITM, a proprietary artificial intelligence platform.

As of September 30, 2021, we had $21 million in cash, no debt related to loans payable, and working capital of approximately $20 million, enabling us to continue executing on our business plan.

Looking Forward to 2022

The foundation of Enveric’s growth in 2022 will be built upon three pillars: our Drug Development pipeline, Drug Discovery process, and Intellectual Property strategy.

●	Drug Development:

○	Most importantly, our psychedelic-based drug discovery engine is operating in full force to address many targeted unmet needs, starting with the planned execution of a Phase II clinical trial in Cancer Related Distress (CRD), our lead indication, with a 1st generation psychedelic asset, EVM-101.

○	Our second-generation psychedelic-derived suite of products in our Discovery Research is slated to progress towards nominating our lead Development Candidate, EVM-201, and to proceed towards completing a host of CMC (Chemistry Manufacturing and Controls), Pharmacology, and Toxicology experiments, leading to planned INTERACT and Pre-IND meetings with the FDA.

●	Drug Discovery:

○	Design of hundreds of potential lead drug candidates for enriching our second generation and third generation pipeline programs with the aim of progressing towards several future Development Candidate nominations in target undisclosed indications.
○	Focused, enriched and targeted drug discovery engine employing Artificial Intelligence screening to identify top candidates for each program based on drug-like properties, predicted pharmaceutical activity and intellectual property strength.

●	Intellectual Property:

○	Continue to invent new drug candidates and employ internationally filed patent applications to claim the compositions, methods of manufacture, and clinical uses.
○	12 international Patent Cooperation Treaty (PCT) Patent Applications are expected to publish.
○	7 Provisional US Patent Applications are expected to be converted to international PCT Patent Applications.
○	2 additional Provisional US Patent Applications are expected to be filed.

With the new company structure, strengthened by the foundational achievements in 2021 including the assembly of an expert team with the passion and drive for drug development, I am confident in Enveric’s ability to execute on our programs in 2022 and beyond.

On behalf of the Enveric management team and Board of Directors, I thank you for your continued support of the company and I look forward to providing you with further updates as our progress continues.

Sincerely,

Dr. Joseph Tucker,

Chief Executive Officer, Director

About Enveric Biosciences

Enveric Biosciences (NASDAQ: ENVB) is an innovative biotechnology company developing next-generation mental health and oncology treatments and clinical discovery platform, leveraging psychedelic-derived molecules for the mind and synthetic cannabinoids for the body. Enveric’s robust pipeline supports drug discovery efforts and clinical development programs to enable potential commercialization of effective treatments for millions of patients in need around the world. For more information, please visit www.enveric.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements and forward-looking information within the meaning of applicable securities laws. These statements relate to future events or future performance. All statements other than statements of historical fact may be forward-looking statements or information. Generally, forward-looking statements and information may be identified by the use of forward-looking terminology such as “plans”, “ expects” or “does not expect”, “proposed”, “is expected”, “budgets”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases, or by the use of words or phrases which state that certain actions, events or results may, could, would, or might occur or be achieved. Forward-looking statements consist of statements that are not purely historical, including any statements regarding beliefs, plans, expectations, or intentions regarding the future. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the ability to achieve the value creation contemplated by technical developments; the impact of the novel coronavirus (COVID-19) on Enveric’s ongoing and planned clinical trials; the geographic, social and economic impact of COVID-19 on Enveric’s ability to conduct its business and raise capital in the future when needed; delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; Enveric’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to Enveric’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to Enveric, is set forth in Enveric’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Enveric disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contacts

Valter Pinto / Allison Soss

KCSA Strategic Communications

212.896.1254 / 212.896.1267

valter@kcsa.com / asoss@kcsa.com

Media Contacts

Natalie Dolphin

Enveric Biosciences

416.706.6364

ndolphin@enveric.com